ROGERS CORPORATION
         VOLUNTARY DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
         AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 21, 1999

                              Second Amendment

	Pursuant to the powers and procedures for amendment of the Rogers Corporation Voluntary Deferred Compensation Plan For Key Employees, as amended and restated effective as of December 21, 1999, as amended, (the "Plan"), described in Section 11(a) of the Plan, the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the "Committee") hereby amends the Plan, subject to any necessary consent of the affected Participants with respect thereto:

1. Section 1 is amended by deleting the second sentence thereof in its entirety and substituting therefor the following sentence:


        "The purpose of the Plan is to permit each key employee of Rogers Corporation (the "Company") or any subsidiary thereof ("a Subsidiary") who is designated by the Chief Executive Officer of the Company and each elected corporate officer of the Company (in either case, a "Participant") to elect to defer a portion of his or her compensation from the Company or Subsidiary."

2. Section 5(b) is amended by deleting Subsection (ii) thereof in its entirety and substituting therefor the following Subsection (ii):

                "(ii) Interest Credits. As of the last day of each calendar month, each sub-account within a Participant's Deferred Compensation Account which is being maintained in terms of dollars shall be credited with interest on the amount credited to such sub-account as of the last day of the preceding calendar month. The rate of interest to be used for this purpose during any calendar year shall be (A) for calendar years before 2003, the 30-year U.S. Treasury bond rate in effect as of January 1 of such year, and (B) for calendar years after 2002, the sum of the 10-year U.S. Treasury note rate in effect as of January 1 of such year, plus twenty basis points (i.e., 0.20 of 1%). For calendar years before 2003, the foregoing rate shall be determined by reference to the first January issue of Barron's for such calendar year, or such other comparable publication as may be selected by the Company if Barron's is no longer published or no longer provides such information. For calendar years after 2002, the foregoing rate shall be determined by reference to any reliable source selected by the Company from time to time."

3. Section 8(b) is amended by deleting the last sentence thereof in its entirety and substituting therefor the following sentence:

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        "The Chief Executive Officer, the President, the Vice President,
        Finance or the Vice President and Treasurer of the Company may act to establish a trust or other arrangement(s) pursuant to this Section 8(b)."

        Except as so amended, the Plan in all other respects is hereby confirmed.

        IN WITNESS WHEREOF, the Committee has caused this Second Amendment to
the Plan to be duly executed on this 7th day of	October, 2002.


 						ROGERS CORPORATION


						By:    /s/  Robert M. Soffer

						        Robert M. Soffer
						        Vice President and Treasurer


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